Exhibit 99.1

Callon Petroleum Appoints James Ulm as Chief Financial Officer

Natchez, MS (December 7, 2017) - Callon Petroleum Company (NYSE: CPE) (“Callon”) today announced that James “Jim” Ulm, II has been named Senior Vice President and Chief Financial Officer of Callon with an anticipated effective date of December 11, 2017.

Mr. Ulm has more than 30 years of experience in the energy industry with responsibilities including finance, accounting, strategic planning, business development and risk management. His most recent position has been as founder and managing partner of New Vista Energy Partners, a private E&P company focused on emerging resource plays in the Permian and Anadarko Basins. Previously, he served as CFO for three private companies, including with Fieldwood Energy, LLC where he was responsible for financial and accounting management, planning and the integration of several large acquisitions. Prior to these roles, Mr. Ulm served for almost ten years as the CFO for Pogo Producing Company, a publicly-traded oil and gas company which had meaningful operations in the Permian Basin. Earlier in his career, he held finance and accounting leadership roles with Newfield Exploration Company and American Exploration Company. Mr. Ulm holds an MBA and an undergraduate degree in Accounting, both from the University of Texas.

“I am very pleased to have Jim join our executive leadership team as we enter our next stage of growth, and continue to scale and expand our operations,” said Joe Gatto, Chief Executive Officer and President of Callon. “We certainly expect that Jim’s depth of experience with independent oil and gas operators and years of financial leadership will prove to be invaluable assets as Callon executes a corporate strategy designed to generate leading shareholder value in the Permian Basin.”

As of the effective date of Mr. Ulm’s appointment, Correne Loeffler, currently interim CFO, will retain her role as Callon’s Treasurer. Mr. Gatto commented, “We are grateful for Correne’s contributions as interim CFO over the past several months and the leadership she will continue to provide within Callon in the future.”

In addition, Callon recently added to its senior management team with the appointment of Michol Ecklund as Vice President and General Counsel. Prior to joining Callon, Ms. Ecklund served as Deputy General Counsel, Operations Law at Marathon Oil Company. During her 15-year tenure at Marathon, she held management positions across the legal organization in a variety of disciplines and geographic operating areas. Prior to her time with Marathon, she worked for Baker Botts L.L.P. in Houston. Ms. Ecklund holds a Bachelor of Arts degree from Rice University and a Juris Doctor degree from Harvard Law School.

Callon is an independent energy company focused on the acquisition, development, exploration and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

For further information contact
Mark Brewer
Director of Investor Relations
1-281-589-5200